Exhibit 10.5.3.2
MARVELL TECHNOLOGY, INC.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN
STOCK UNIT AGREEMENT
1.Grant. The Company hereby grants to the participant named in the Notice of Grant (“Participant”) an Award of restricted stock units (“Stock Units”), subject to all of the terms and conditions in this Stock Unit Agreement, including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix” and, collectively with this Stock Unit Agreement, the “Agreement”) and the Amended and Restated 1995 Stock Option Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein but not defined shall have the same meaning as ascribed in the Plan.
2.Company’s Obligation to Pay. Each Stock Unit represents the right to receive a Share on the date it vests. It is a bookkeeping entry that represents only the Company’s unfunded and unsecured promise to issue Shares (or distribute cash) on a future date. As a holder of Stock Units, Participant has no rights other than the rights of a general creditor of the Company. Unless and until the Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment under any such Stock Units. Prior to actual payment under any vested Stock Units, such Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Stock Units that vest in accordance with Section 3 or 4 will be settled to Participant (or in the event of Participant’s death, to his or her estate or legal representative) in whole Shares, subject to any withholding obligations with respect to Tax-Related Items as defined and set forth in Section 7. Subject to the provisions of Section 4, such vested Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one half (2½) months from the end of the calendar year that includes the vesting date.
3.Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Stock Units awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant, unless Participant has provided Continuous Service from the date of grant until the date such vesting occurs in accordance with the provisions of this Agreement. If Participant goes on an approved leave of absence, then, subject to applicable law, the vesting schedule specified in the Notice of Grant will be adjusted to suspend vesting in accordance with the terms and conditions governing the approved leave of absence and, if applicable, the Company’s leave of absence policy as then in effect and as the Company may adopt and/or adjust from time to time.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the unvested Stock Units, or some lesser portion thereof, at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Administrator.
Notwithstanding anything in the Plan or this Agreement to the contrary, if the Stock Units constitute non-qualified deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, and the Participant is a U.S. taxpayer, Stock Units that are no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A, shall be settled, without regard to the vesting schedule set forth in the Notice of Grant or vesting acceleration events, on the earliest to occur of (i) the applicable vesting date set forth in the Notice of Grant, (ii) a “change in control event” within the meaning of U.S. Treas. Reg. § 1.409A-3(i)(5) (a “409A CIC Event”), (iii) a “separation from service” within the meaning of Section 409A of the Code of the Participant (a “Separation from Service”) that occurs following a 409A CIC Event, provided that if the Participant is a “specified employee” within the meaning of Section 409A of the Code on the date the Participant experiences a Separation from Service, then the Stock Units shall instead be settled on the first business day of the seventh month following the Participant’s Separation from Service, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code, and (iv) the Participant’s death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, in the event Participant’s Continuous Service is terminated (regardless of the reason of the termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of Participant’s employment or other service agreement, if any), any Stock Units that have not vested as of the date of such termination (the “Termination Date,” as further defined below) will immediately terminate and the Shares covered by the outstanding Stock Units shall revert to the Plan. For purposes of this Agreement, the Termination Date will be the date Participant is no longer providing services to the Company or any Parent or Subsidiary. The Administrator shall have the sole discretion to determine when the Termination Date occurs for purposes of the Stock Units (including whether Participant may still be considered to be providing services during any notice period or while on a leave of absence).
6.Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant or if a beneficiary designation is not valid (for employees outside the United States), the administrator, executor or legal representative of Participant’s estate. Any such transferee must furnish the Company with (a) a written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any U.S. and non-U.S. laws or regulations pertaining to said transfer.
7.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, the Parent or Subsidiary that employs Participant or to which Participant otherwise renders services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the issuance of Shares upon settlement of the Stock Units, the subsequent sale of Shares acquired
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pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, Participant acknowledges that if Participant is subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant will make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to all applicable Tax-Related Items by one or a combination of the following:
(i)withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer and/or any other Parent or Subsidiary;
(ii)accepting a payment from Participant in the form of cash, check or wire transfer;
(iii)withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(iv)withholding Shares to be issued upon vesting/settlement of the Stock Units, provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then Participant may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of Participant's timely election, the Company will withhold Shares upon the relevant taxable or tax withholding event or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any obligations for Tax Related Items; or
(v)any other method of withholding determined by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.
The Company may withhold or account for Tax-Related Items by considering statutory or other applicable withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash with no entitlement to the equivalent in Shares, or, if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant will be deemed to have been issued the full
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number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section.
If Participant fails to make satisfactory arrangements to satisfy applicable withholding obligations for Tax-Related Items hereunder, Participant will permanently forfeit such Stock Units and any right to receive Shares thereunder and the Stock Units will be returned to the Company at no cost to the Company.
8.Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including by way of book entry). After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.Nature of Grant. By accepting the Stock Units, Participant understands, acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Plan is operated and the Stock Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any Parent or Subsidiary (including, but not limited to, the Employer);
(c)no Parent or Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind under this Agreement;
(d)the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(e)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(f)the grant of the Stock Units and Participant’s participation in the Plan do not create a right to employment and shall not be interpreted as forming or amending an employment or services contract with the Company, the Employer or any other Parent or Subsidiary and shall not interfere with the ability of the Employer to terminate Participant’s employment or other service relationship (if any);
(g)Participant is voluntarily participating in the Plan;
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(h)the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, holiday top-up, pension or retirement, or welfare benefits or similar mandatory payments;
(j)unless otherwise agreed in writing with the Company, the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Parent or Subsidiary;
(k)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(l)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from (i) the application of any recoupment or recovery policy adopted by the Company or otherwise required by law, or (ii) termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where Participant is employed or otherwise providing services or the terms of his or her employment or other service contract, if any);
(m)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan; Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;
(n)the Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and
(o)neither the Company, the Employer nor any other Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency (if not the United States dollar) and the United States dollar that may affect the value of the Stock Units or of any amounts due to Participant pursuant to the settlement of the Stock Units or the subsequent sale of any Shares acquired under the Plan.
10.Data Privacy Information and Consent.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards granted under the Plan or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
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(b)Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Financial Corporate Services, Inc. and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. Participant may be asked to agree on separate terms and data processing practices with the Designated Broker, with such agreement being a condition to the ability to participate in the Plan. In the future, the Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner.
(c)International Data Transfers. If Participant resides, works or is otherwise located outside of the United States, Data will be transferred from Participant’s country to the United States, where the Company and the Designated Broker, respectively, are based. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. If Participant is located in the European Union (“EU”) and/or European Economic Area (“EEA”), Participant understands and acknowledges that the United States are not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in Participant’s country. As a result, in the absence of the implementation of appropriate safeguards such as the Standard Contractual Clauses or binding corporate rules adopted by the EU Commission, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no, or less, enforceable rights regarding the processing of their personal data. The Company’s legal basis for the transfer of Data, where required, is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control, labor and other laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. Participant may withdraw any such consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seeks to revoke the consent, Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Participant Stock Units under the Plan or other awards or administer or maintain such awards. For more information on the consequences of refusal to consent or withdrawal of consent, Participant should contact his or her local human resources representative.
(f)Data Subject Rights. Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify or amend incorrect or incomplete Data, (iii) delete Data, (iv) request restrictions on processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
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Declaration of Consent. By accepting this Agreement and indicating consent via the Company’s acceptance procedure, Participant explicitly declares his or her consent to the data processing practices described in this Section 10, including, without limitation, to the collection, processing and use of Data by the Company and, if applicable, to the transfer of Data to the recipients mentioned above, including the onward transfer of Data by the Company to the Designated Broker, or, as the case may be, a different service provider selected by the Company.

11.Participant Acknowledgments. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY PROVIDING CONTINUOUS SERVICE THROUGH THE VESTING DATE AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES THAT HE OR SHE IS NOT ENTITLED TO PRO RATA VESTING OF ANY SHARES FOR ANY PERIOD PRIOR TO THE TERMINATION DATE. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR CONTINUOUS SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.
12.Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Stock Units subject to all of the terms and provisions thereof. Participant has reviewed the Plan, this Agreement, and the Notice of Grant in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of such documents. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Notice of Grant or this Agreement.
13.Address. Any notice to be given to the Company under the terms of this Agreement should be addressed to the Company at its corporate headquarters, or at such other address as the Company may hereafter designate in writing. Participant agrees to timely notify the Company upon any change in his or her residence address, and acknowledges that the Company may in its discretion deliver share certificates representing Shares issued pursuant to the settlement of the Stock Units to such address.
14.Grant Not Transferable. The Stock Units may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of Stock Units shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
15.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
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16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any U.S. or non-U.S. federal, state or local law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate or legal representative), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate U.S. or non-U.S. federal, state or local securities, exchange control or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company is under no obligation to register or qualify the shares with U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or third party designated by the Company.
20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
22.Entirety; Modifications to Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding anything to the contrary in the Plan or this Agreement, if Participant is a U.S. taxpayer, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Stock Units.
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23.Governing Law and Venue. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such litigation will be conducted exclusively in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Stock Units is made and/or to be performed.
24.Language. By accepting the Award of Stock Units, Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the content of this Agreement and any other Plan-related materials. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required under applicable law.
25.Appendix. Notwithstanding any provisions in this Stock Unit Agreement, the Stock Units shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
26.Insider-Trading/Market-Abuse Laws. Participant acknowledges that he or she may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions, including the United States and (if different) the Participant’s country, his or her broker’s country and/or the country where the Shares are listed, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares or right to Shares (e.g., Stock Units), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and, if different, Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. Participant is responsible for complying with any applicable restrictions, so Participant should speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in Participant’s country.
27.Foreign Asset/Account Reporting Requirements; Exchange Controls; Tax Reporting. Participant acknowledges that Participant’s country may have certain foreign asset and/or account reporting requirements, exchange controls and/or tax reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country and/or to pay and/or report applicable taxes due in connection with the Award on his or her own behalf. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt.
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Participant acknowledges that it is his or her responsibility to be aware of and compliant with such regulations and Participant should speak to his or her personal advisor on this matter.
28.Waiver. Participant acknowledges that a waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.
29.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
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